Exhibit 99.1

VOXX International Corporation Reports its Fiscal 2025 First Quarter Financial Results

Net sales declined by 18.1%, gross margins improved by 310 basis points, operating expenses declined by 16.6%; Adjusted EBITDA Loss of $2.9 million improved by $2.1 million year-over-year amidst restructuring program to streamline sales, lower costs and working capital needs and return the Company to profitability

ORLANDO, FL.— July 10, 2024 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2025 first quarter ended May 31, 2024.

Commenting on the Company’s first quarter results, Pat Lavelle, Chief Executive Officer stated, “During the first quarter, we took aggressive steps to improve gross margins and lower both our operating expenses and working capital needs. While our sales were down for the comparable periods, gross margins improved in our Automotive and Consumer segments, and we reduced year-over-year expenses by over 16%. The retail environment remains challenging, interest rates are high, and inflation is still a major concern. With market pressures expected to continue, we have instituted various restructuring programs to right size our business. We are equally focused on reducing our debt and freeing up capital to re-invest in VOXX. With the changes made and upcoming, we expect to return to profitability this year.”

Fiscal 2025 and Fiscal 2024 First Quarter Comparisons

On March 1, 2024, the Company’s majority owned subsidiary, EyeLock LLC, contributed assets, including inventory and intangible assets, to a newly formed joint venture, BioCenturion LLC, that will operate the Biometrics business moving forward. For the three months ended May 31, 2024, the Company accounted for its investment in BioCenturion as an equity method investment within our Biometrics segment (see Note 12 in the Company’s Form 10-Q filed with the Securities and Exchange Commission).

Net sales in the Fiscal 2025 first quarter ended May 31, 2024, were $91.7 million as compared to $111.9 million in the Fiscal 2024 first quarter ended May 31, 2023, a decrease of $20.3 million or 18.1%.

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Automotive Electronics segment net sales in the Fiscal 2025 first quarter were $27.7 million as compared to $38.4 million in the comparable year-ago period, a decrease of $10.7 million or 27.9%. For the same comparable periods, OEM product sales were $12.8 million as compared to $20.3 million, primarily due to a decline in sales of OEM rear seat entertainment (“RSE”) products, partially offset by an increase in sales of OEM remote start products. RSE sales were lower for the comparable periods primarily due to temporary halts in customer programs and volume reductions, as well as the termination of a customer program that was in place in the prior year. Aftermarket product sales were $14.8 million as compared to $18.1 million due primarily to lower aftermarket security, rear seat entertainment, and satellite radio products, among others.

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Consumer Electronics segment net sales in the Fiscal 2025 first quarter were $63.9 million as compared to $73.3 million in the comparable year-ago period, a decrease of $9.4 million or 12.8%. For the same comparable periods, premium audio product sales were $48.4 million as compared to $47.6 million, driven by higher sales domestically and driven by the successful launch of new products during the current Fiscal year period. This growth was partially offset by lower sales of premium audio products in Europe and Asia. Other consumer electronics (“CE”) product sales were $15.5 million as compared to $25.7 million, primarily related to lower sales of domestic wireless accessory speakers as a large customer program did not repeat, as well as lower sales of the Company’s balcony solar power products.

The gross margin in the Fiscal 2025 first quarter was 27.7% as compared to 24.6% in the Fiscal 2024 first quarter, an improvement of 310 basis points as margins improved across all business segments. When comparing the Fiscal 2025 and Fiscal 2024 first quarters, the Company reported:

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Automotive Electronics segment gross margin of 23.2% as compared to 21.0%, an increase of 220 basis points with the year-over-year improvement primarily driven by the Company’s OEM manufacturing transition from Florida to Mexico, as well as improvements related to product mix.

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Consumer Electronics segment gross margin of 29.6% as compared to 25.5%, an increase of 410 basis points. The year-over-year improvement was primarily driven by the launch of new products both domestically and internationally and fewer close-out promotion sales, with other offsetting factors.

Total operating expenses in the Fiscal 2025 first quarter were $32.5 million as compared to $39.0 million in the comparable Fiscal 2024 period, a decline of $6.5 million or 16.6%. The year-over-year improvement was driven primarily by restructuring programs and other initiatives designed to lower costs and working capital needs. When comparing the Fiscal 2025 and Fiscal 2024 first quarters, the Company reported:

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Selling expenses of $9.6 million as compared to $11.2 million. The year-over-year improvement of $1.6 million or 14.1% was primarily driven by lower website and trade show expenses, as well as lower headcount related expenses.

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General and administrative (“G&A”) expenses of $16.5 million as compared to $19.4 million. The year-over-year improvement of $3.0 million or 15.3% was primarily driven by lower headcount related expenses, and a decline in legal, professional and third-party service fees, among other factors.

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Engineering and technical support expenses of $6.2 million as compared to $8.3 million. The year-over-year improvement of $2.1 million or 25.1% was primarily due to a decline in labor expense due to lower headcount, as well as lower research and development expenses.

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The Company incurred approximately $0.2 million of restructuring costs as compared to $0.1 million, with costs in both periods related to the relocation of certain OEM production operations to Mexico.

The Company reported an operating loss of $7.1 million in the Fiscal 2025 first quarter as compared to an operating loss of $11.4 million in the comparable year-ago period.

Total other expense, net, in the Fiscal 2025 first quarter increased by $2.0 million over the comparable Fiscal 2024 period. Interest and bank charges increased by $0.6 million principally due to higher borrowings on the Company’s Domestic Credit Facility, as well as an increase in interest rates, and equity in income of equity investees declined by $1.3 million, principally due to lower net income at ASA as well as due to losses incurred by BioCenturion, which was not present in the prior year period. Additionally, the Company incurred a loss of $0.4 million related to the contribution of assets to the BioCenturion joint venture, representing the difference between the book value of the assets contributed and their fair values on March 1, 2024. Lastly, other net increased by $0.8 million, primarily as a result of losses in foreign currency.

Net loss attributable to VOXX International Corporation in the Fiscal 2025 first quarter was $9.3 million as compared to a net loss attributable to VOXX International Corporation of $10.7 million in the comparable Fiscal 2024 period. The Company reported a basic and diluted loss per common share attributable to VOXX International Corporation of $0.40 in the Fiscal 2025 first quarter as compared to a basic and diluted loss per common share attributable to VOXX International Corporation of $0.45, in the comparable Fiscal 2024 period.

The Company reported an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) loss in the Fiscal 2025 first quarter of $5.2 million as compared to an EBITDA loss in the comparable Fiscal 2024 first quarter of $7.6 million. Adjusted EBITDA in the Fiscal 2025 first quarter was a loss of $2.9 million as compared to an Adjusted EBITDA loss of $4.9 million in the comparable Fiscal 2024 period.

Balance Sheet Update

As of May 31, 2024, the Company had cash and cash equivalents of $4.2 million as compared to $11.0 million as of February 29, 2024. Total debt as of May 31, 2024 was $68.6 million as compared to $73.3 million as of February 29, 2024. The decline in total debt is primarily related to a $4.4 million reduction in outstanding debt on the Company’s Domestic Credit Facility as well as lower debt associated with the Company’s Florida mortgage and shareholder loan payable to Sharp Corporation. Total long-term debt, net of debt issuance costs as of May 31, 2024 was $63.7 million as compared to $71.9 million as of February 29, 2024, an improvement of $8.2 million.

Conference Call Information

The Company will be hosting its conference call and webcast on Thursday, July 11, 2024 at 10:00 a.m. ET.

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To attend the webcast: https://edge.media-server.com/mmc/p/kzsk98zv
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To access by phone: https://register.vevent.com/register/BI7eae05a5e3b74b5b8b78a3235500c167

Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived under “Events and Presentations” in the Investor Relations section of the Company’s website at https://investors.voxxintl.com/events-and-presentations

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net loss attributable to VOXX International Corporation and Subsidiaries, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of certain assets, loss on contribution of assets to a joint venture, foreign currency losses, restructuring expenses, certain non-routine legal fees, and awards. Depreciation, amortization, stock-based compensation, loss on contribution of assets to a joint venture, and foreign currency losses are non-cash items.

We present EBITDA and Adjusted EBITDA in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive Electronics and Consumer Electronics industries. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the risk factors described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports we file with the SEC. The factors described in such SEC filings include, without limitation: impacts related to the COVID-19 pandemic, global supply shortages and logistics costs and delays; global economic trends; cybersecurity risks; risks that may result from changes in the Company's business operations; operational execution by our businesses; changes in law, regulation or policy that may affect our businesses; our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction methods; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the War in the Ukraine and any worsening of the global business and economic environment as a result.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	May 31, 2024	February 29, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,160	$10,986
Accounts receivable, net of allowances of $2,758 and $3,041 at May 31, 2024 and February 29, 2024, respectively	64,787	71,066
Inventory	116,230	128,471
Receivables from vendors	1,190	1,192
Due from GalvanEyes LLC, current	-	1,238
Prepaid expenses and other current assets	16,759	20,820
Income tax receivable	4,273	2,095
Total current assets	207,399	235,868
Investment securities	761	828
Equity investments	23,762	21,380
Property, plant and equipment, net	44,420	45,070
Operating lease, right of use assets	3,053	2,577
Goodwill	63,283	63,931
Intangible assets, net	65,265	68,766
Due from GalvanEyes LLC, less current portion	-	1,340
Deferred income tax assets	1,461	1,452
Other assets	2,798	2,794
Total assets	$412,202	$444,006
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$25,895	$35,076
Accrued expenses and other current liabilities	36,601	38,238
Income taxes payable	834	1,123
Accrued sales incentives	15,160	18,236
Contract liabilities, current	3,574	3,810
Current portion of long-term debt	4,162	500
Total current liabilities	86,226	96,983
Long-term debt, net of debt issuance costs	63,684	71,881
Finance lease liabilities, less current portion	559	644
Operating lease liabilities, less current portion	2,127	1,884
Deferred compensation	761	828
Deferred income tax liabilities	2,604	2,690
Other tax liabilities	706	809
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	-	9,817
Other long-term liabilities	2,147	2,170
Total liabilities	158,814	187,706
Commitments and contingencies
Redeemable equity: Class A, $.01 par value; 577,581 shares at both May 31, 2024 and February 29, 2024 (Note 8)	4,110	4,110
Redeemable non-controlling interest	(3,158)	(3,203)
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 23,990,603 and 23,985,603 shares issued and 19,639,420 and 19,698,562 shares outstanding at May 31, 2024 and February 29, 2024, respectively	240	240
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both May 31, 2024 and February 29, 2024	22	22
Paid-in capital	296,044	293,272
Retained earnings	49,003	58,272
Accumulated other comprehensive loss	(16,784)	(17,366)
Less: Treasury stock, at cost, 4,351,183 and 4,287,041 shares of Class A Common Stock at May 31, 2024 and February 29, 2024, respectively	(39,821)	(39,573)
Total VOXX International Corporation stockholders' equity	288,704	294,867
Non-controlling interest	(36,268)	(39,474)
Total stockholders' equity	252,436	255,393
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$412,202	$444,006

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three months ended May 31,
	2024	2023
Net sales	$91,661	$111,926
Cost of sales	66,252	84,346
Gross profit	25,409	27,580
Operating expenses:
Selling	9,590	11,166
General and administrative	16,457	19,427
Engineering and technical support	6,244	8,337
Restructuring expenses	231	59
Total operating expenses	32,522	38,989
Operating loss	(7,113)	(11,409)
Other (expense) income:
Interest and bank charges	(2,138)	(1,546)
Equity in income of equity investees	351	1,616
Final arbitration award	-	(986)
Other, net	(1,871)	(701)
Total other expense, net	(3,658)	(1,617)
Loss before income taxes	(10,771)	(13,026)
Income tax benefit	(594)	(1,321)
Net loss	(10,177)	(11,705)
Less: net loss attributable to non-controlling interest	(908)	(967)
Net loss attributable to VOXX International Corporation and Subsidiaries	$(9,269)	$(10,738)
Other comprehensive income (loss):
Foreign currency translation adjustments	595	238
Derivatives designated for hedging	(13)	(60)
Pension plan adjustments	-	(1)
Other comprehensive income, net of tax	582	177
Comprehensive loss attributable to VOXX International Corporation and Subsidiaries	$(8,687)	$(10,561)
Loss per share - basic: Attributable to VOXX International Corporation and Subsidiaries	$(0.40)	$(0.45)
Loss per share - diluted: Attributable to VOXX International Corporation and Subsidiaries	$(0.40)	$(0.45)
Weighted-average common shares outstanding (basic)	23,139,876	23,795,718
Weighted-average common shares outstanding (diluted)	23,139,876	23,795,718

Reconciliation of GAAP Net Loss Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

	Three months ended May 31,
	2024	2023
Net loss attributable to VOXX International Corporation and Subsidiaries	$(9,269)	$(10,738)
Adjustments:
Interest expense and bank charges (1)	1,923	1,346
Depreciation and amortization (1)	2,728	3,101
Income tax benefit	(594)	(1,321)
EBITDA	(5,212)	(7,612)
Stock-based compensation	146	258
Gain on sale of tradename	-	(450)
Loss on contribution of assets to joint venture (1)	252	-
Foreign currency losses (1)	1,849	962
Restructuring expenses	231	59
Non-routine legal fees	(123)	853
Final arbitration award	-	986
Adjusted EBITDA	$(2,857)	$(4,944)

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, losses on the contribution of assets to a joint venture, as well as foreign currency losses have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC and Onkyo Technology KK, as appropriate.